AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of July 1, 2006, is to the Investment Management Agreement made as of the 30th day of October, 1992 and amended and restated as of the 6th day of December, 1994 and the 21st day of December, 1995, and amended the 1st day of June, 2004 (the "Agreement"), by and between Templeton Global Advisors Limited, a U.S. registered investment adviser and a Bahamian corporation (the "Manager"), and Templeton Funds, Inc. (the "Company") on behalf of the Templeton Foreign Fund series of the Company's shares.

                                   WITNESSETH:

     WHEREAS, both the Manager and the Company wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Directors of the Company, including a majority of the Independent Directors of the Company present in person, approved the following amendment at a meeting called for such purpose on May 11, 2006.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Company agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Company's daily net assets, as listed below, payable at the end of each calendar month:

          0.630%, up to and including $1 billion
          0.615% over $1 billion, up to and including $5 billion 0.600% over $5 billion, up to and including $10 billion 0.580% over $10 billion, up to and including $15 billion 0.560% over $15 billion, up to and including $20 billion 0.540% over $20 billion, up to and including $25 billion 0.530% over $25 billion, up to and including $30 billion 0.520% over $30 billion, up to and including $35 billion 0.510% over $35 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                    TEMPLETON GLOBAL ADVISORS LIMITED


                                    By:/s/JEFFREY A. EVERETT
                                       --------------------------------------
                                       Jeffrey A. Everett
                                       President


                                    TEMPLETON FUNDS, INC.,
                                     on behalf of Templeton Foreign Fund


                                    By:/s/JIMMY D. GAMBILL
                                       --------------------------------------
                                       Jimmy D. Gambill
                                       Senior Vice President and
                                       Chief Executive Office - Finance
                                       and Administration